UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2017

Greenwood Hall, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-184796	99-0376273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12424 Wilshire Blvd, Suite 1030, Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

(310) 907-8300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01 Other Events.

On February 15, 2017, the Los Angeles Superior Court entered an Order satisfying the conditions to a Settlement Agreement and Mutual Release (the “Settlement Agreement”), dated January 9, 2017, by and between Greenwood Hall, Inc., a Nevada corporation (the “Company”), and Zantine Greenwood (“Greenwood”), a former officer and founder of the Company.

On August 26, 2016, Greenwood commenced a proceeding in Arbitration alleging that the Company had breached its obligations under a consulting agreement entered into by and between Greenwood and the Company on or about July 24, 2014 (the “Consulting Agreement”).  The Company did not appear at the Arbitration.  On September 23, 2016, the Arbitrator issued an award to Greenwood against the Company in the sum of $236,250.79.  On October 26, 2016, Greenwood filed a petition to confirm the award in the Los Angeles Superior Court, Case No. BS165962. The Company opposed the petition and requested that the court vacate the award, asserting that the arbitration provision in the Consulting Agreement was void under applicable law and therefore the Arbitrator had no jurisdiction over the dispute. Pursuant to the Settlement Agreement, the Company agreed to pay Greenwood $115,000 plus 5.5% simple interest in monthly installments of $10,000 until payment in full in exchange for a release of any and all claims against the Company arising from or relating to the dispute.  Conditions to the settlement were that the Court vacate the award and retain jurisdiction until all payments have been made, which Order was entered by the Court on February 15, 2016.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

99.1	Settlement Agreement and Mutual Release, dated January 9, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENWOOD HALL, INC.
Date: February 22, 2017
	By:	/s/ John Hall
Name: John Hall
Title: Chief Executive Officer